                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          Roseville Telephone Company
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                          ROSEVILLE TELEPHONE COMPANY

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

     The Annual Meeting of Shareholders of Roseville Telephone Company (hereinafter called the Company) will be held at the Company's Industrial Avenue Facility, 8150 Industrial Avenue, Building A, Roseville, California, on Friday, June 21, 1996 at 8:00 o'clock P.M., for the following purposes:

          1. To elect a Board of five (5) Directors;

          2. To consider and act upon a proposal to amend the Company's Amended and Restated Articles of Incorporation to increase to 100,000,000 the authorized shares of Common Stock; and

          3. To transact such other business as may properly come before the meeting.

     Only shareholders of record on the books of the Company as of 5:00 o'clock P.M., May 10, 1996 will be entitled to vote at the meeting or any adjournment thereof.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                                            (SIG)

                                                      THOMAS E. DOYLE
                                                         Secretary

     SHAREHOLDERS WHO CANNOT ATTEND IN PERSON ARE REQUESTED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE.

Roseville, California, April 26, 1996.

                          ROSEVILLE TELEPHONE COMPANY
                                  P.O. BOX 969

                               211 LINCOLN STREET

                          ROSEVILLE, CALIFORNIA 95678

                                 APRIL 26, 1996

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Roseville Telephone Company (hereinafter called the Company) to be used at the Annual Meeting of Shareholders on June 21, 1996, or any adjournment thereof, for the purposes set forth in the foregoing notice. Any shareholder may revoke his or her proxy at any time prior to its use by written communication to the Secretary of the Company or by attendance at the Annual Meeting and voting in person.

     The approximate date of mailing to shareholders of Notice of Annual Meeting and this Proxy Statement is May 10, 1996.

                               VOTING SECURITIES

     The Company has only one class of voting security, its Common Stock, entitled to one vote per share and, as explained below, to cumulative voting in the election of Directors. Only shareholders of record at 5:00 o'clock P.M. on May 10, 1996, will be entitled to vote at the Annual Meeting. As of the close of business on February 29, 1996, there were 14,915,424 shares of the Company's Common Stock outstanding. On February 29, 1996, no person was known by the Company to be the beneficial owner of more than five percent of its issued and outstanding Common Stock, except as follows:

                                                          AMOUNT AND NATURE        PERCENT OF
          NAME AND ADDRESS OF BENEFICIAL OWNER         OF BENEFICIAL OWNERSHIP       CLASS
    -------------------------------------------------  -----------------------     ----------
    Roseville Telephone Company Retirement
      Supplement Plan................................         1,351,663(1)             9.1%
    P.O. Box 969
    Roseville, California 95678

- ----------

(1) Shared voting and investment power.

     Shares cannot be voted at the meeting unless the owner is present or represented by proxy. Because abstentions with respect to any matter are treated as shares present or represented and entitled to vote for the purposes of determining whether that matter has been approved by the shareholders, abstentions have the same effect as negative votes. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be present or represented for purposes of determining whether shareholder approval of that matter has been obtained.

     In voting for Directors, each shareholder is entitled to vote his shares for as many persons as there may be Directors to be elected, to accumulate his votes and give one nominee votes equal to the number of Directors multiplied by the number of shares of stock owned by him or to distribute his votes upon the same principle among as many nominees as he thinks fit. The five candidates for election as Directors at the Annual Meeting of Shareholders who receive the highest number of affirmative votes will be elected.

     Approval of the proposal to amend the Company's Amended and Restated Articles of Incorporation requires the affirmative vote of a majority of the outstanding shares of the Company. The approval of any other matters submitted for shareholder approval at the Annual Meeting will require the affirmative vote of a majority of the shares of the Company present or represented and entitled to vote at the meeting.

                             ELECTION OF DIRECTORS

     The following persons are nominees for Director to serve until the next Annual Meeting of Shareholders and until their successors shall have been elected and shall qualify. The nominees constitute the present Board of Directors, all of whom were elected at the last Annual Meeting of Shareholders of the Company. During 1995, the Board of Directors held twelve regular meetings, of which no Director attended less than 75 percent. The Company's Board of Directors has no standing audit or nominating Committee. In 1994 the Board of Directors established a Compensation Committee, composed of independent Directors, whose functions include the review of and recommendations with respect to officer compensation, the review of officer performance and consideration of benefit issues generally. The Compensation Committee members are John R. Roberts III, who serves as Chairman, and Ralph E. Hoeper.

     Shares represented by the proxy will be voted and the proxies will vote for the election of all the nominees to the Board of Directors, except to the extent that authority to vote for particular nominees has been withheld. If any person is unable or unwilling to serve as a nominee for the office of Director at the date of the Annual Meeting, or any adjournment thereof, the proxies will vote for such substitute nominee as shall be designated by the proxies. Management has no reason to believe that any of the nominees will be unable to serve if elected a Director. The present Directors and Officers (consisting of seven individuals) beneficially owned, as of February 29, 1996, an aggregate 693,558 shares, or 4.6% of the Company's Common Stock. In respect to the nominees and all the Directors and Officers as a group, the following information is furnished as of February 29, 1996.

                                                                                SHARES OF
                                     PRINCIPAL OCCUPATION AND                    COMPANY      PERCENT
                                        BUSINESS EXPERIENCE         DIRECTOR   BENEFICIALLY     OF
           NAME            AGE          FOR PAST FIVE YEARS          SINCE       OWNED(1)      CLASS
- -------------------------- ---   ---------------------------------  --------   ------------   -------
Robert L. Doyle(2)(3)..... 77    Chairman of the Board of             1954        311,505      2.1%
                                 Directors of the Company;
                                   President and Chief Executive
                                   Officer of the Company from
                                   1954 to 1993.
Brian H. Strom(4)......... 53    President and Chief Executive Of-    1993          7,163       *
                                   ficer of the Company (since De-
                                   cember 1993); Vice President
                                   and Chief Financial Officer of
                                   the Company from 1989 to 1993.
Thomas E. Doyle(2)........ 67    Vice President (since 1972) and      1951        289,532      1.9%
                                 Secretary-Treasurer (since 1965)
                                   of the Company; Chairman of the
                                   Board, Placer Savings Bank, Au-
                                   burn, California.
Ralph E. Hoeper(5)........ 71    President, Foresthill Telephone      1987         37,438       *
                                   Company, Foresthill,
                                   California.
John R. Roberts III(5).... 44    Executive Director (since 1990),     1993         10,456       *
                                   California Rice Industry
                                   Association; Executive Director
                                   (from 1989 to 1990), Sacramento
                                   Metropolitan Chamber of
                                   Commerce; Director, Meta
                                   Information Services, Inc.,
                                   Sacramento, California.
All Directors and Officers
  as a group (7
  persons)................                                                        693,558      4.6%

- ----------
  * Less than 1.0%.

(1) Each beneficial owner has shared voting and investment power unless otherwise noted.

(2) Robert L. Doyle and Thomas E. Doyle are brothers.

(3) Included in Robert L. Doyle's share ownership figure are 142,562 shares in respect of which he has sole voting and investment power.

(4) Included in Brian H. Strom's share ownership figure are 6,248 shares in respect of which he has sole voting and investment power.

(5) Ralph E. Hoeper and John R. Roberts III serve on the Compensation Committee.

Compensation of Directors

     All Directors other than Robert L. Doyle and Brian H. Strom (who have not received compensation as Directors since April 1994) were compensated by a fee of $1,000 per month and $500 for each Board meeting they attended in 1995.

                             EXECUTIVE COMPENSATION

     The following table sets forth the executive compensation paid during the years ended December 31, 1995, 1994 and 1993, to all officers of the Company who earned more than $100,000 in combined salary and bonus in 1995:

                           Summary Compensation Table

                                                       ANNUAL COMPENSATION
                                                ----------------------------------
                                                                      OTHER ANNUAL      ALL OTHER
             NAME AND                           SALARY(2)    BONUS    COMPENSATION(3)  COMPENSATION(4)
       PRINCIPAL POSITION(1)          YEAR          $          $           $                $
- -----------------------------------   ----      ---------    -----    ------------     ------------
Robert L. Doyle....................   1995       369,961       --         9,685           60,462
  Chairman of the Board               1994       361,496       --         9,685           21,097
  of Directors                        1993       359,775       --         9,685           10,000
Brian H. Strom.....................   1995       322,229       --         1,235            8,335
  President and                       1994       271,207       --         1,235            8,493
  Chief Executive Officer             1993       201,385       --         1,080           10,000
A. A. Johnson......................   1995       262,050       --         9,685           16,042
  Executive Vice President and        1994       238,428       --         9,685            8,493
  Chief Operating Officer             1993       201,865       --         8,480           10,000
Michael D. Campbell................   1995       233,915       --           745            8,335
  Vice President and                  1994       163,255       --           560               --
  Chief Financial Officer

- ----------
(1) On December 22, 1993, Brian H. Strom, former Vice President and Chief Financial Officer of the Company was elected President and Chief Executive Officer and A. A. Johnson, former Vice President, Operations of the Company was elected Executive Vice President and Chief Operating Officer. Robert L. Doyle continues to serve as Chairman of the Board of Directors, a position he held in addition to his service to December 1993 as President and Chief Executive Officer. Michael D. Campbell was elected Vice President and Chief Financial Officer effective March 14, 1994.

(2) Reflects for Robert L. Doyle and Brian H. Strom, in addition to salary, director's fees in the amount of $3,000 for the year ended December 31, 1994, and for Robert L. Doyle in the amount of $12,000 for the year ended December 31, 1993 and, in respect of Michael D. Campbell, salary from the commencement of his employment on March 14, 1994.

(3) Other annual compensation consists of gross-up payments to officers and other employees for tax liability incurred in connection with imputed premiums in respect of life insurance coverage in excess of $50,000.

(4) Reflects employer contributions to the Company's Retirement Supplement Plan and, for Robert L. Doyle in 1995 and 1994, payments to Mr. Doyle pursuant to the SERP in the amount of $52,313 and $11,864, respectively and, for A. A. Johnson in 1995, a payment to Mr. Johnson pursuant to the SERP in the amount of $7,707. See "Retirement Supplement Plan" and "Pension Plan and SERP" for further information.

Retirement Supplement Plan

     The Company has a Retirement Supplement Plan in which all employees of the Company are eligible to participate after one year of service. Under the Retirement Supplement Plan, eligible employees of the Company are allowed to contribute to the plan not more than 6% of their annual compensation as an "employee savings contribution." Eligible employees may also contribute to the plan not more than 10% of their annual compensation as an "employee retirement contribution." Generally, in accordance with Section

401(k) of the Internal Revenue Code, an employee who makes an employee retirement contribution reduces by the amount of such contribution the amount of his or her taxable income that is otherwise currently reportable for Federal tax purposes. The Company will make employer contributions to the plan equal to 50% of the employee's aggregate savings and retirement contributions. Subject to plan limitations on total contributions and Company matching contributions, an employee may elect to make either a savings contribution or a retirement contribution, or both. Employees may voluntarily withdraw their employee savings contributions upon appropriate notice to the Company, but must reach the age of 59 1/2, or alternatively, demonstrate a financial hardship to withdraw their employee retirement contributions. Employees are always fully vested in employer retirement contributions, and become vested in employer savings contributions at the rate of 20% per year of participation until fully vested or fully vested upon death, disability or the reaching of age 65. Distribution from the plan occurs generally upon termination of employment.

Pension Plan and SERP

     The Company has a qualified defined benefit pension plan in which all employees are eligible to participate substantially concurrently with the commencement of employment ("Pension Plan"), as well as a supplemental non-qualified and unfunded supplemental executive retirement plan ("SERP"). The SERP provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with the Company. Benefits under the plans are a function of a participant's years of service with the Company and the employee's average annual compensation during the period of the five consecutive years in the last ten years of credited service in which annual compensation was the largest. The monthly retirement benefit payable under the plans will be adjusted on the basis of actuarial equivalents for a joint and survivor benefit and for optional forms of benefit, such as the early retirement benefit. Benefits become fully vested at age 65 or on the completion of 5 years of service, whichever first occurs, and are not subject to any deduction for Social Security or other offset amounts.

     While the Company may terminate the plans at any time, such termination will not deprive any participant or beneficiary of any vested accrued benefits under the plan to the extent such benefits are then funded.

     Since the Pension Plan is a defined benefit plan, funding is determined with respect to participants as a group and costs cannot be readily allocated to any individual participant. The ratio of 1995 plan contributions to estimated total covered compensation was 15.0%. Estimated total covered compensation has been determined by increasing the total base annual rate of compensation of plan participants at January 1, 1995 by 6.0%. Robert L. Doyle, Brian H. Strom, A. A. Johnson and Michael D. Campbell are entitled to benefits under the Pension Plan and the SERP and, at December 31, 1995, were credited with 42, 7, 18 and 1 years of service, respectively, under the plans. The compensation covered by the Pension Plan and the SERP for each participant is substantially similar to the sum of the salary and other annual compensation reported above for each executive officer. The table below illustrates approximate annual benefits payable under the plans for the ranges of pay and periods of service indicated, assuming retirement at age 65 in 1996.

    HIGHEST
  CONSECUTIVE                          ESTIMATED ANNUAL PENSION FOR
   FIVE-YEAR                          REPRESENTATIVE YEARS OF SERVICE
    AVERAGE      -------------------------------------------------------------------------
 COMPENSATION       15           20           25           30           35           40
- ---------------  --------     --------     --------     --------     --------     --------
    $100,000...  $ 26,250     $ 35,000     $ 43,750     $ 52,500     $ 61,250     $ 70,000
     125,000...    32,813       43,750       54,688       65,625       76,563       87,500
     150,000...    39,375       52,500       65,625       78,750       91,875      105,000
     175,000...    45,938       61,250       76,563       91,875      107,188      122,500
     200,000...    52,500       70,000       87,500      105,000      122,500      140,000
     225,000...    59,063       78,750       98,438      118,125      137,813      157,500
     250,000...    65,625       87,500      109,375      131,250      153,125      175,000
     300,000...    78,750      105,000      131,250      157,500      183,750      210,000
     400,000...   105,000      140,000      175,000      210,000      245,000      280,000

Compensation Committee Interlocks and Insider Participation

     In early 1994, the Board of Directors established a Compensation Committee of independent Directors comprised of John R. Roberts III, who currently serves as Chairman, and Ralph E. Hoeper.

Report of the Compensation Committee Concerning Compensation

     The Compensation Committee in 1994 assumed the responsibility of reviewing and recommending a compensation program for the Company's officers. Previously such responsibility was held by the entire Board of Directors. Consistent with past practices followed by the Company, and deemed by the Compensation Committee to be a proper articulation of the factors to be utilized in connection with officer compensation, the Compensation Committee considered:

          (i) operational goals and financial performance and the achievement of stockholder value, together with each officer's individual effectiveness in reaching those goals and achieving desirable financial performance and stockholder value;

          (ii) the years of service, skill levels and duties of the Company's officers giving effect to the limited number of officers and the resulting determination of increased responsibilities for the Company's officers in relation to other companies;

          (iii) the compensation earned by officers of other telephone and telecommunications companies; and

          (iv) officer compensation at general industry companies of similar size to the Company within the Sacramento, California metropolitan area and in other areas of the United States with comparable cost-of-living and compensation levels.

     The Compensation Committee also realizes the significance of the distinctions between the compensation policy at the Company and at other companies, both within and outside the telecommunications industry. Most importantly, substantially all of the officers' compensation is derived from base salary. Compensation incentives utilized at other companies, such as stock-based or other long-term incentive plans have never been adopted by the Company. As a result, substantially all of the officers' compensation at the Company is determined by base salary with reference to the performance of the Company and the officer in the prior fiscal year and competitive conditions.

     In addition, the Compensation Committee received the assistance of an independent consulting firm specializing in compensation matters which prepared a report in early 1994 with respect to the Company's compensation policies and related matters. The engagement of the independent consulting firm was implemented in furtherance of the Compensation Committee's goal to provide compensation opportunities that attract, motivate and retains the most qualified officers who can contribute to the long-term performance and growth of the Company. The consulting firm reviewed the appropriateness of the design of the Company's various plans in meeting the stated goal. In addition, the consulting firm provided the Compensation Committee with an analysis of compensation paid to executives in comparable positions in other companies that are representative of the labor markets in which the Company competes for executive talent. For the Company's executive officers 1994 compensation was below median figures for telecommunications and general industry companies with comparable revenues studied and discussed in the 1994 report delivered to the Compensation Committee. 1995 compensation for the Company's executive officers was determined with reference to the information provided in the 1994 report and adjustments effected to implement the compensation considerations identified above.

     The 1995 compensation awarded to Brian H. Strom, President and Chief Executive Officer, was comprised almost entirely of his salary. Mr. Strom's salary was established taking into consideration the individual and Company compensation criteria and policies described above. In addition, the Compensation Committee also considered that the 1994 compensation for the Company's executive officers, including the Chief Executive Officer, was below median figures for the comparable companies in the 1994 report. As a result, the Compensation Committee has made a conscious effort to advance the salary of the Chief Executive Officer to the median of such comparable companies. In addition, the Compensation Committee also recognized the continued successful financial performance of the Company measured by revenue and net income results, the Company's continued technological advancements, and the contributions of the Chief Executive Officer in helping the Company achieve such performance and advancements.

     In connection with the 1994 report utilized to assist in the determination of officer compensation, three of the twelve companies whose compensation policies were considered are among the seventeen companies constituting the Dow Jones Telephone Systems Index. All of the companies whose policies were considered for compensation comparisons are engaged in the telecommunications industry in general, and the local exchange carrier business in particular. In addition to the nature of their business, such comparison companies were comparable to the Company in one or more of the following categories: revenues, access lines, assets and geographic location. Substantially all of the companies in the Dow Jones Telephone Systems Index are larger than the Company and it was determined that comparison of compensation of the Company's officers with the officers of the other companies would not be meaningful.

                                            Compensation Committee,

                                            John R. Roberts III, Chairman
                                            Ralph E. Hoeper

                               EXECUTIVE OFFICERS

     The following table provides information regarding certain executive officers of the Company as of February 29, 1996:

                                                                            SHARES OF
                                        PRINCIPAL OCCUPATION AND             COMPANY      PERCENT
                                        BUSINESS EXPERIENCE FOR            BENEFICIALLY     OF
         NAME            AGE                PAST FIVE YEARS                  OWNED(1)      CLASS
- -----------------------  ---   ------------------------------------------  ------------   -------
Robert L. Doyle(2).....  77    Chairman of the Board of Directors;            311,505     2.1%
                               President and Chief Executive Officer
                                 (1954 to 1993)
Brian H. Strom(3)......  53    President and Chief Executive Officer            7,163       *
                               (since December 1993); Vice President and
                                 Chief Financial Officer (1989 to 1993)
A. A. Johnson..........  74    Executive Vice President and Chief              33,176       *
                               Operating Officer (since December 1993);
                                 Vice President, Operations (1989 to
                                 1993)
Michael D. Campbell....  47    Vice President and Chief Financial Officer       4,288       *
                                 (since March 1994); Partner, Ernst &
                                 Young LLP (1983 to 1994)

- ----------
  * Less than 1.0%.

(1) Each beneficial owner has shared voting and investment power unless otherwise noted.

(2) Included in Robert L. Doyle's share ownership figure are 142,562 shares in respect of which he has sole voting and investment power.

(3) Included in Brian H. Strom's share ownership figure are 6,248 shares in respect of which he has sole voting and investment power.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of the Common Stock of the Company to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and greater than ten-percent shareholders are required by the Commission's regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

     To the Company's knowledge, during the two fiscal years ended December 31, 1995, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except, that one initial report of ownership was filed late by Michael D. Campbell.

Performance Graph

     The following graph shows a five-year comparison of cumulative total shareholder return of the Company's Common Stock (assuming dividend reinvestment) with the Dow Jones Telephone Systems Index (a published index which includes 17 telecommunications companies) and Standard & Poor's ("S&P") 500 Stock Index. The comparison of total return on investment (change in year end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on December 31, 1990 in each of Roseville Telephone Company, the Dow Jones Telephone Systems Index and S&P 500 Stock Index. The stock performance shown on the graph below is not necessarily indicative of future price performance.

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                       AMONG ROSEVILLE TELEPHONE COMPANY,
                        DJ TELEPHONE SYSTEMS AND S&P 500

                                   ROSEVILLE
      MEASUREMENT PERIOD           TELEPHONE     DJ TELEPHONE    S&P 500 STOCK
    (FISCAL YEAR COVERED)           COMPANY      SYSTEMS INDEX       INDEX
1990                                       100             100             100
1991                                       119             111             130
1992                                       134             124             140
1993                                       151             148             155
1994                                       162             139             157
1995                                       178             203             215

          AMENDMENT OF AMENDED AND RESTATED ARTICLES OF INCORPORATION
            TO INCREASE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     The Company's Amended and Restated Articles of Incorporation presently provide that the number of shares of Common Stock which the Company is authorized to issue is 20,000,000. As of February 29, 1996, there were issued and outstanding 14,915,424 shares of Common Stock.

     On March 26, 1996, the Company's Board of Directors unanimously approved a proposed amendment to the Company's Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock to 100,000,000 shares, subject to approval by the shareholders. The Board of Directors deems it in the best interest of the Company and its shareholders to increase the number of shares of its Common Stock in order to insure that a sufficient number of shares are authorized for issuance for general corporate purposes. The Board of Directors believes that having such additional shares authorized and available for issuance or reservation will allow the Company to have greater flexibility in considering potential future actions involving the issuance of stock, including stock dividends or splits. The Board of Directors has declared a stock dividend every year since 1982, but no determination has been made for 1996. Additional shares authorized may be issued from time to time by authority of the Company's Board of Directors, without further authorization by a vote of the shareholders. There are no present understandings, negotiations, contracts or agreements for the issuance of the additional shares of Common Stock to be authorized. Shareholders do not have pre-emptive rights with respect to shares of Common Stock of the Company.

     On June 16, 1995 the Company's shareholders approved an Agreement and Plan of Reorganization (the "Reorganization") to reorganize the corporate structure of the Company and its one existing subsidiary to create a new holding company to be the publicly-held parent of the Company. The reorganization continues to be subject to the approval of the California Public Utilities Commission, and it is currently anticipated that the Reorganization will be implemented by the end of 1996. The Articles of Incorporation of the proposed holding company are currently substantially identical to the Amended and Restated Articles of Incorporation of the Company. Accordingly, if the amendment to the Company's Amended and Restated Articles of Incorporation is approved by the Company's shareholders, the Articles of Incorporation of the holding company will also be amended to increase its authorized number of shares of Common Stock to 100,000,000.

     The Board of Directors recommends a vote FOR the proposed amendment to the Amended and Restated Articles of Incorporation. The affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock of the Company is necessary to further amend the Amended and Restated Articles of Incorporation to increase the number of shares of Common Stock authorized.

                              INDEPENDENT AUDITORS

     Ernst & Young LLP, the Company's auditors since 1960, has been selected by the Company as its independent auditors for the current year. A representative of Ernst & Young LLP is expected to be present at the meeting to be available to respond to appropriate questions and will have the opportunity to make a statement if such representative desires to do so.

                              COST OF SOLICITATION

     The total cost of preparing, assembling and mailing the proxy statement, the form of proxy, any additional material intended to be furnished to shareholders concurrently with the proxy statement, and any additional material relating to the same meeting or subject matter furnished to shareholders subsequent to the furnishing of the proxy statement, will be borne by the Company. The Company will, upon request, reimburse brokers and other nominees for costs incurred by them in mailing the proxy statement, the form of proxy and any additional material intended to be furnished to shareholders concurrently with the proxy statement to beneficial owners. In addition, officers and regular employees may solicit proxies by telephone or in person.

                    OTHER MATTERS AND SHAREHOLDER PROPOSALS

     As of this date, there are no other matters the management intends to present or has reason to believe others will present to the meeting. If other matters now unknown to the management come before the meeting, those who shall act as proxies will vote in accordance with their best judgment.

     Proposals of shareholders intended to be presented at the 1997 Annual Meeting must be received by the Company not later than January 7, 1997 to be considered for inclusion in the Company's proxy statement.

Roseville, California, April 26, 1996.

                                           BY ORDER OF THE BOARD OF DIRECTORS

                                                        (SIG)

                                                   ROBERT L. DOYLE
                                                Chairman of the Board

                              ROSEVILLE TELEPHONE
                                    COMPANY

                                      PROXY

                                   SOLICITED
                                ON BEHALF OF THE
                                    BOARD OF
                               DIRECTORS FOR THE

                                 ANNUAL MEETING

                                 JUNE 21, 1996

THE UNDERSIGNED STOCKHOLDER HEREBY APPOINTS ROBERT L. DOYLE, BRIAN H. STROM, THOMAS E. DOYLE, RALPH E. HOEPER AND JOHN R. ROBERTS III OR ANY ONE OR MORE OF THEM, WITH FULL POWER OF SUBSTITUTION, TO ACT AS PROXY FOR AND TO VOTE THE STOCK OF THE UNDERSIGNED AT THE ANNUAL MEETING OF STOCKHOLDERS OF ROSEVILLE TELEPHONE COMPANY, TO BE HELD AT THE COMPANY'S INDUSTRIAL AVENUE FACILITY, 8150 INDUSTRIAL AVENUE, BUILDING A, ROSEVILLE, CALIFORNIA, ON JUNE 21, 1996, OR ANY ADJOURNMENT THEREOF ON THE MATTERS BELOW:

(1) Election of Directors (The Board of Directors recommends a vote "FOR"):
     FOR ALL NOMINEES LISTED BELOW                   WITHHOLD AUTHORITY
     (except as marked to the contrary               to vote for all nominees listed
      below) / /                                     below / /

INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A
              LINE THROUGH THAT NOMINEE'S NAME

ROBERT L. DOYLE, THOMAS E. DOYLE, RALPH E. HOEPER, JOHN R. ROBERTS III, BRIAN H.
                                     STROM

(2) Approval of the amendment to the Amended and Restated Articles of Incorporation to increase the authorized Common Stock to 100,000,000 shares (The Board of Directors recommends a vote "FOR"):

                    FOR  / /       AGAINST  / /       ABSTAIN  / /

(3) In their discretion on any other business which may properly come before the meeting or any adjournment thereof;

all as set forth in the Notice of said meeting and in the Proxy Statement, both dated April 26, 1996, the receipt of which is hereby acknowledged.

   THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE
                           SPECIFICATIONS INDICATED.
 WHERE NO SPECIFICATION IS MADE SUCH SHARES WILL BE VOTED FOR PROPOSALS (1) AND
                                  (2) HEREOF.

                          PLEASE DATE AND SIGN ON REVERSE SIDE            (OVER)

DATED:
- --------------- DAY OF
- ------------------, 1996.  SIGNED:

- ------------------------------------------------------------------

- ------------------------------------------------------------------
SIGNATURE OF STOCKHOLDER(S)

PLEASE DATE PROXY AND SIGN EXACTLY AS
NAME OR NAMES APPEAR AT LEFT. IF STOCK IS
REGISTERED IN THE NAME OF TWO OR MORE
PERSONS, EACH MUST SIGN. WHEN SIGNING AS
ATTORNEY, EXECUTOR, ADMINISTRATOR,
TRUSTEE OR GUARDIAN, PLEASE GIVE FULL
TITLE AS SUCH. IF A CORPORATION, PLEASE
SIGN IN FULL CORPORATE NAME BY THE
PRESIDENT OR OTHER AUTHORIZED OFFICER. IF
A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP
NAME BY AN AUTHORIZED PERSON.

           YOUR VOTE IS IMPORTANT, PLEASE FILL IN AND RETURN PROMPTLY